UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2011

New Peoples Bankshares, Inc.

(Exact name of registrant as specified in its charter)

VIRGINIA	000-33411	31-1804543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

67 Commerce Drive

Honaker, Virginia 24260

(Address of principal offices, including zip code)

(276) 873-7000

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Management of New Peoples Bankshares, Inc. (the Company), and its wholly owned subsidiary New Peoples Bank, Inc. (the Bank), on May 24, 2011 recommended to the Audit Committee of the Company’s Board of Directors, and the Audit Company agreed late on May 24, that the Company’s consolidated financial statements for the year ended December 31, 2010 should be restated, and the previously issued consolidated financial statements, and any related reports from its independent registered public accounting firm for that period, should not be relied upon any longer.

Management determined that the 2010 consolidated financial statements should be restated. The Company will add approximately $5.9 million in total to its loan loss reserves as of December 31, 2010. This is primarily the result of updated appraisals on three large impaired loans, which appraisals were received by the Company after year end but before the date that the financial statements were issued. Management misinterpreted Financial Accounting Standards Board Topic ASC 855 (formerly FASB 165). Management did not fully understand that under ASC 855, subsequent information related to loan evaluations received after the statement date but before financial statements actually were issued must be reflected in the prior period’s financials, in many cases. Since management did not understand this, combined with a substantial reorganization of the credit function during first quarter, the Bank’s loan officers and others also did not recognize the impact of that information. As a result, appraisals received after December 31, 2010 but before the Form 10-K was filed on March 16, 2011, particularly on three large impaired loans, were not reflected in the year end financial statements.

This possible misapplication of ASC 855 was brought to management’s attention by the Company’s previous auditor late on Friday, May 13, 2011, after receiving information on five large, first-quarter charge offs and finding evidence that the Company may have based the charge offs on new appraisals received after year end but before the Form 10-K was filed. Management could not determine immediately if the concerns raised were justified or not or the financial statement impact, if any. Since this evaluation was ongoing, the Company filed a Form 8-K on Monday, May 16, 2011 stating that the Company could not file its Form 10-Q for March 31, 2011 on time, since it was analyzing a possible misunderstanding regarding FASB 165 that possibly could affect both the first quarter and year end financial statements. Management immediately expanded its evaluation, hiring an independent audit consultant with significant bank audit experience to help review the facts and coordinate with the previous auditor and management in that analysis.

Management and the independent consultant reviewed the loan files and interviewed senior management and loan officers to determine the facts for the specific loans in question. Upon completion of this review, management confirmed that it did misunderstand how ASC 855 should be applied to loan evaluations received in a subsequent period. Upon completion of the evaluation, management concluded that certain adjustments originally made as of March 31, 2011, should, under the guidance of ASC 855 be reflected as of December 31, 2010. Giving effect to these lower appraisals will result in an approximately $5.9 million addition to loan loss reserves and a corresponding reduction to reported earnings.

Management is currently working diligently to complete its restatement of the December 31, 2010 Form 10-K and determine the precise effect on related calculations, including earnings. When that restatement is completed and filed, the Company also will file its March 31, 2011 Form 10-Q. Until that time, reliable financial statements for the Company as of December 31, 2010 and March 31, 2011 are not available.

Based on the need to restate the 2010 Financials, management and the Audit Committee have concluded that, as of December 31, 2010, there was a material weakness in the Company’s internal control over financial reporting and that any reports from the Company’s previous independent registered public accounting firm, Brown, Edwards & Company, L.L.P., as to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 should no longer be relied upon. Management is in the process of implementing procedures to remediate the identified material weakness.

The Audit Committee and management have discussed the matters disclosed in this report with the Company’s previous independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Peoples Bankshares, Inc.

Date: May 25, 2011	/s/ C. Todd Asbury
C. Todd Asbury
Executive Vice President and Chief Financial Officer